Exhibit 10.1

SUBSCRIPTION AGREEMENT

between

COMVITA LIMITED

and

DERMA SCIENCES INC

SHARP TUDHOPE

TAURANGA

Table of Contents

1.	Definitions And Construction	1
2.	Agreement To Subscribe	3
3.	Further Shares	3
4.	Settlement	4
5.	Appointment of Director	4
6.	Default By Investor	5
7.	Notices	5
8.	Miscellaneous Clauses	7

Subscription Agreement
Date:	3rd September, 2013

Parties

1.	DERMA SCIENCES INC (“the Investor”)

2.	COMVITA LIMITED (“the Company”)

Background

A.	The Company has 29,182,278 fully paid ordinary shares on issue.

B.	The Investor has agreed to subscribe for new ordinary shares in the capital of the Company and the Company has agreed to issue those shares to the Investor, for the consideration and on the terms and conditions set out in this Agreement.

Agreement

1.	Definitions And Construction

1.1	Defined terms

In this Agreement, unless the context requires otherwise:

“Agreement” means this agreement;

“Board” means the directors of the Company;

“Business Day” means any day other than a Saturday, Sunday or statutory public holiday on which registered banks in New Zealand are open for general banking business in Auckland;

“Default Rate” means the aggregate of:

a.	the average rate as displayed on the Reuters Monitor Screen page BKBM (or any successor page displaying substantially the same information) under the heading “FRA” for bank accepted bills having a term of three months, at or about 10:45am on the day on which interest commences to accrue in respect of that amount; and

b.	three per cent per annum.

“First Settlement Date” means Friday 6 September 2013 (NZT) or such later date as the Parties may agree in writing;

“Investor’s Notice” is defined in clause 3.2;

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“Issue Price” means $3.90 per New Share calculated on a 10 business day VWAP prior to the date of signing of this agreement by the Company.

“Listing Rules” means the Listing Rules of the NZSX market operated by NZX;

“New Shares” means the Shares to be issued on the First Settlement Date, to be calculated by dividing the Purchase Price by the Issue Price.

“NZX” means NZX Limited;

“Parties” means the parties to this Agreement;

“Purchase Price” means the amount of New Zealand Dollars received by the Company net of any deduction after conversion from US Dollars 7 million.

“Settlement” means the settlement of the purchase of New Shares by the Investor or of any Subsequent Issue as the case may require and, where the context requires, means the time at which such settlement takes place or is to take place;

“Shares” means ordinary fully paid-up shares in the Company, all of which rank equally;

“Subsequent Issue” means a further issue of Shares to the Investor by the Company pursuant to clause 3.3;

“Subsequent Issue Price” is defined in clause 3.2.

1.2	Construction

In the construction of this Agreement, unless the context requires otherwise:

a.	Background, Clauses, Schedules and Appendices: references to Background, clauses, Schedules and Appendices are to background and clauses of and schedules and appendices to, this Agreement and, unless stated otherwise, a reference in a schedule to a clause is a reference to a clause in that schedule;

b.	Business Days: anything required by this Agreement to be done on a day which is not a Business Day may be done effectually on the next Business Day;

c.	Close of business: references to the close of business are to 5:00pm;

d.	Currency: a reference to any monetary amount is to New Zealand currency;

e.	Headings: headings appear as a matter of convenience and do not affect the construction of this Agreement;

f.	Parties: references to a party to this Agreement or any other document includes that party’s personal representatives/successors and permitted assigns;

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g.	Person: a reference to a person includes a reference to a body corporate, to a governmental agency and to an unincorporated body of persons;

h.	Singular, Plural and Gender: the singular includes the plural and vice versa, and words importing one gender include the other genders;

i.	Statutes and Regulations: a reference to an enactment or any regulations is a reference to that enactment or those regulations as amended, or to any enactment or regulations substituted for that enactment or those regulations; and

j.	Writing: a reference to “written” or “in writing” includes all modes of presenting or reproducing words, figures and symbols in a tangible and permanently visible form.

2.	Agreement To Subscribe

2.1	Agreement to Subscribe: The Investor will subscribe for the New Shares for the Purchase Price and on the terms and conditions set out in this Agreement.

2.2	Terms of New Shares: The New Shares (and any Shares issued under clause 3.3) will be issued on terms identical to, and will rank equally with, all existing Shares.

2.3	Issue of New Shares: Subject to clauses 4 and 6, on the First Settlement Date, in consideration for payment by the Investor of the Purchase Price, the Company shall issue the New Shares to the Investor, and enter the name of the Investor in the register of shareholders of the Company as holder of the New Shares.

2.4	Dividend: The Company acknowledges that the New Shares will be eligible for the next dividend to be paid after the date of issue.

2.5	Consent: The Investor consents to the issue of the New Shares.

3.	Further Shares

3.1	Option to subscribe for further Shares: The Investor may subscribe for further Shares in the Company on the terms set out in this clause 3.

3.2	Process: In the event that the Company issues further Shares by way of private placement to any third party investor other than the Investor (other than pursuant to any commitment to issue shares which exists at the date of this Agreement e.g. staff share options being exercised.) during the period beginning on the First Settlement Date and ending on the date six months after the First Settlement Date at an issue price (“Subsequent Issue Price”) which is less than the Issue Price by a margin of more than 10%, the Company shall immediately notify the Investor of that issue. The Investor may then, by notice in writing to the Company (“Investor’s Notice”) within 10 Business Days after receipt of notification from the Company, require the Company to issue further Shares, for no further consideration, to the Investor, up to a maximum that is equal to N. calculated as A - B where:

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A =	[amount of Purchase Price] divided by the Subsequent Issue Price per share

and

B =	[the number of New Shares]

3.3	Settlement of Subsequent Issue: Upon receipt of an Investor’s Notice, and provided that the number of Shares specified in the Investor’s Notice complies with clause 3.2, the Company shall issue the number of Shares specified in that notice to the Investor within 10 Business Days.

4.	Settlement

4.1	Place of Settlement: Settlement of any issues of Shares under this Agreement shall take place at the Company’s offices at Wilsons Road, Paengaroa. In respect of the New Shares, Settlement shall occur on the Settlement Date, and in respect of any Subsequent Issue, Settlement shall occur two Business Days after the Company receives an Investor’s Notice that complies with clause 4.2.

4.2	Investor’s Obligations: Prior to the First Settlement Date, the Investor will pay the Purchase Price in full directly into the trust account of the Company’s solicitors, Sharp Tudhope, free of any deduction. Sharp Tudhope will hold those funds in its trust account until release of the funds is approved under clause 4.3.

4.3	Company’s Obligations: At Settlement on the First Settlement Date, on receipt of confirmation that the payment under clause 4.2 has been made to Sharp Tudhope’s trust account, the Company shall forthwith instruct Link Market Services (the manager of the Company’s share register) to issue the New Shares to the Investor. Upon receipt by the Parties of confirmation from Link Market Services that the New Shares have been issued, the Company will direct Sharp Tudhope to release the funds from its trust account. The Company will use its best endeavours to ensure that the New Shares are issued to the Investor, and confirmation of their registration is issued by Link Market Services, promptly.

4.4	Company’s Obligations: At Settlement of any Subsequent Issue, the Company will deliver to the Investor electronic notification from Link Market Services that the Shares to be issued pursuant to clause 3.3 pursuant to the relevant Investor Notice have been issued to the Investor.

5.	Appointment of Director

5.1	Appointment: On or as soon as practicable after Settlement has been completed the Company shall appoint Edward J Quilty as a director of the Company.

5.2	Consent Forms: The Company shall not be obliged to appoint Edward J Quilty as a director until he has completed and provided to the Company a duly completed form of consent for filing in the Companies Office, and a duly completed form of directors undertaking for filing with NZX in accordance with the Listing Rules. The Company may defer the appointment until these documents have been completed and provided to it.

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5.3	Retirement: The Investor acknowledges that its nominee for appointment as a director of the Company will be subject to all the provisions of New Zealand law applying to directors of the Company, including the constitution of the Company, the Companies Act 1993, and the Listing Rules, as those provisions apply to any other director. Under these provisions Edward J Quilty, or any other director appointed by the board of the Company, must retire at the following annual shareholders meeting but may offer himself for re-election at that meeting. After re-election he must retire by rotation as required by the constitution. The Company does not warrant that any appointed director will be re-elected or re-appointed.

6.	Default By Investor

6.1	Default Notice and Default Interest: If the Investor:

a.	fails to pay any part of the Purchase Price or any other payment under this Agreement on the date it is due; or

b.	fails to perform or observe any other agreements or stipulations the Investor is required to perform or observe under this Agreement,

then:

c.	the Investor will pay interest at the Default Rate to the Company on the unpaid amount calculated on a daily basis from the due date until payment; and

d.	the Company, by notice in writing, may notify the Investor of the default and require the Investor to remedy the default within 10 Business Days of receipt of the notice.

6.2	Remedies: If the Investor fails to remedy the default within ten Business Days of receipt of the Company’s notice (time being of the essence) then without further notice and without prejudice to any other rights or remedies available to the Company at law or in equity, the Company may:

a.	sue the Investor for specific performance; or

b.	cancel this Agreement and enter into an agreement for the issue of Shares by the Company with another person.

7.	Notices

7.1

a.	Any notice or other communication (“notices”) given under this Agreement must be in writing.

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b.	A notice may be served personally or sent to any of the relevant party’s communication points listed below.

c.	Each party will notify the other in writing of any changes to such communication points.

First Party First Party’s Address: Attention: Fax: Email:	Derma Sciences Inc
Second Party Second Party’s Address: Attention: Fax: Email:	Comvita Limited 23 Wilsons Road South Paengaroa Bay of Plenty New Zealand Peter Moran +64 7 5331118 peter.moran@comvita.com
7.2	Notices are deemed served at the following times:

a.	when given personally, on delivery;

b.	when sent by fax or email, at the time of transmission (subject to clause 7.4).

7.3	Any notice which has been served on a Saturday, Sunday or statutory public holiday is deemed to be served on the first business day after that day.

7.4	A notice given:

a.	by fax, is not deemed received unless (if receipt is disputed) the party giving notice produces a fax transmission report of the device from which the transmission was made which evidences full transmission, free of errors, to the fax number of the party given notice;

b.	by email, is not deemed received unless (if receipt is disputed) the party giving notice produces a printed copy of the email which evidences that the email was sent to the email address of the party given notice.

7.5	A notice may be given by an authorised officer, employee or agent of a party.

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a.	Notice may be given personally to a director, employee or agent of the party at that party’s address or to a person who appears to be in charge at the time of delivery or according to sections 387 to section 390 (inclusive) of the Companies Act 1993.

b.	If the party is a natural person, partnership or association, the notice may be given to that person or any partner or responsible person. If they refuse to accept the notice, it may be brought to their attention and left in a place accessible to them.

7.6	Time is of the essence.

8.	Miscellaneous Clauses

8.1	No Merger: The agreements, obligations, warranties and undertakings of the Parties shall not merge with the subscription for, and issue of, the New Shares or any Subsequent Issue but (to the extent that they have not been completed by performance at settlement of the relevant Share sale and purchase) shall remain enforceable to the fullest extent notwithstanding any rule of law to the contrary.

8.2	Confidentiality: The Investor must treat all information made available by or on behalf of or at the request of the Company in connection with this Agreement as strictly private and confidential until Settlement of the relevant Share sale and purchase. If Settlement of the relevant Share sale and purchase does not proceed, the Investor will return such information to the Company, and agrees not to divulge it to any third party or use it in any way for profit, unless and until it becomes public knowledge otherwise than by the Investor’s own disclosure.

8.3	Further assurances: Each of the Parties agrees to execute and deliver any documents, including transfers of title, and to do all things as may reasonably be required by the other Party or Parties to obtain the full benefit of this Agreement according to its true intent. This obligation continues after Settlement of the relevant Share sale and purchase and survives the termination of this Agreement.

8.4	Announcements: The Parties will not (except as may be required by law or by any stock exchange) make any announcement or disclosure regarding this Agreement or its subject matter except in a form and manner and at such time as the Parties agree.

8.5	No Waiver: No failure, delay or indulgence by any Party in exercising any power or right conferred on that Party by this Agreement shall operate as a waiver of such power or right. Nor shall a single exercise of any such power or right preclude further exercises of that power or right or the exercise of any other power or right under this Agreement.

8.6	No Assignment: No Party shall transfer, assign, or create any encumbrance over or deal in any manner with the benefit or burden of this Agreement without first obtaining the written consent of the other Party.

8.7	Severability: If any part of this Agreement is held by any court or administrative body of competent jurisdiction to be illegal, void or unenforceable, such determination shall not impair the enforceability of the remaining parts of this Agreement which shall remain in full force.

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8.8	Entire Agreement: This Agreement constitutes the entire agreement between the Parties on the subscription for, and issue of, the New Shares and any Subsequent Issue; it supersedes and extinguishes all earlier negotiations, understandings and agreements, whether oral or written, between the Parties relating to the subscription for, and issue of, the New Shares and any Subsequent Issue.

8.9	Governing Law/Jurisdiction: This Agreement shall be governed by, and construed in accordance with, the laws of New Zealand. The Parties submit to the non-exclusive jurisdiction of the courts of New Zealand in relation to all disputes arising out of or in connection with this Agreement.

8.10	Counterparts: This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

8.11	Costs: Except as otherwise provided in this Agreement, the Parties will meet their own costs relating to the negotiation, preparation and implementation of this Agreement.

Signed by

Signed by COMVITA LIMITED:
/s/ Allan John Bougan Director’s signature		/s/ Neil John Cramy Director’s signature

Allan John Bougan Director’s full name		Neil John Crany Director’s full name

Signed for and on behalf of DERMA SCIENCES INC by:	) ) ) ) ) ) ) )	/s/ Edward J. Quilty Signature Chairman & CEO Position